Exhibit 99.1

Fourth Quarter 2014 Preliminary Earnings Estimates

We do not as a matter of course make public estimates as to future sales, earnings, or other results. However, the management of the Company has prepared the estimated financial information set forth below to present certain key financial results for the fourth quarter of 2014. The accompanying estimated financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forecasted financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the estimated financial information.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the estimated financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the estimated financial information.

We do not undertake any obligation to publicly release the results of any future revisions we may make to our financial estimate or to update this financial estimate or the assumptions used to prepare the estimates to reflect events or circumstances after the completion of this offering. Our estimated results for this period are not necessarily indicative of the results that should be expected for a full fiscal year. Accordingly, you should not place undue reliance on these estimated preliminary fourth quarter results.

The following are our preliminary estimates for certain key financial and operating results for the fourth quarter of 2014:

•	Net income of between $18.3 million and $19.3 million;

•	EBITDA of between $24.2 million and $25.2 million;

•	Mainline movements of between 64,500 and 67,500 bpd;

•	Gathering volumes of between 35,500 and 37,500 bpd;

•	Shipments into and out of storage (including asphalt) of between 379,500 and 395,500 bpd; and

•	For the period October 15, 2014 to December 31, 2014:

•	Total fuel gallons sold of between 244.5 million and 254.5 million, including between 60.5 million and 63.5 million sold to Western’s retail and cardlock businesses;

•	Lubricant gallons sold of between 2.3 million and 2.5 million; and

•	Crude oil trucking volumes of between 41,000 and 42,500 bpd.

EBITDA is a non-GAAP financial measure and should not be construed as an alternative to, or more meaningful than GAAP financial information. We define EBITDA as earnings before interest expense and other financing costs, provision for income taxes and depreciation and amortization.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	EBITDA, as we calculate it, may differ from the EBITDA calculations of our affiliates or other companies in our industry, thereby limiting its usefulness as a comparative measure.

EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financial methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to EBITDA is net income (loss). EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income (loss). EBITDA may vary from those of other companies. As a result, EBITDA as presented herein may not be comparable to similarly titled measures of other companies. The following table reconciles our range of estimated net income to our range of estimated EBITDA for the fourth quarter of 2014:

	Three Months Ended December 31, 2014 (Estimated: Dollars in Millions)
Net income	between	$18.3	and	$19.3
Interest expense and other financing costs	between	1.3	and	1.3
Provision for income taxes	between	0.1	and	0.1
Depreciation and amortization	between	4.5	and	4.5

EBITDA	between	$24.2	and	$25.2